                                                                   EXHIBIT 10.11

                                                                       Execution

================================================================================


                            BRIGHAM OIL & GAS, L.P.


                                  $16,000,000


             5% Convertible Subordinated Notes due September 1, 2002




                                   -------
                            NOTE PURCHASE AGREEMENT
                                   -------




                             Dated August 24, 1995


================================================================================

                                      TABLE OF CONTENTS


Page                                                                                               Section
----                                                                                               -------

1.       AUTHORIZATION OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.       SALE AND PURCHASE OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

3.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

4.       CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         4.1.    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         4.2.    Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         4.3.    Compliance Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         4.4.    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         4.5.    Amendment to Partnership Agreement;  Proceedings and Documents . . . . . . . . . . . . 3

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . 3
         5.1.    Organization;  Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         5.2.    Authorization, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         5.3.    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         5.4.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         5.5.    Compliance with Laws, Other Instruments, etc.  . . . . . . . . . . . . . . . . . . . . 4
         5.6.    Governmental Authorizations, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         5.7.    Litigation;  Observance of Statutes and Orders . . . . . . . . . . . . . . . . . . . . 5
         5.8.    Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         5.9.    Private Offering by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         5.10.   Use of Proceed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

6.       REPRESENTATIONS OF LENDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         6.1.    Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

7.       INFORMATION AS TO COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         7.1.    Financial and Business Information . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         7.2.    Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         7.3.    Additional Convertible Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

8.       PREPAYMENT OF THE NOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         8.1.    Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         8.2.    Deferred Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         8.3.    Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

9.       SUBORDINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         9.1.    Subordination of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         9.2.    Subordination of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         9.3.    Assets Wrongly Received  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         9.4.    No Acceleration or Institution of Collection Proceedings . . . . . . . . . . . . . .  12
         9.5.    Insolvency Proceedings, Power of Attorney  . . . . . . . . . . . . . . . . . . . . .  12
         9.6.    Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

10.      REGISTRATION OF THE NOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         10.1.   Registration, Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         10.2.   Replacement of Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

11.      CONVERSION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

12.      PAYMENTS ON NOTE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

13.      EXPENSES, ETC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES;  ENTIRE AGREEMENT . .  . . . . . . . . . . . . .  16

15.      AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         15.1.   Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         15.2.   Binding Effect, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

16.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

17.      CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

18.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         18.1.   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         18.2.   Payments Due on Non-Business Days  . . . . . . . . . . . . . . . . . . . . . . . . .  18
         18.3.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         18.4.   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         18.5.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         18.6.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         18.7.   Limitation on Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         18.8.   Jurisdiction and Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         18.9.   JURY TRIAL WAIVED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SCHEDULE A       --       Information Relating to Lenders
SCHEDULE B       --       Defined Terms
SCHEDULE 5.4     --       Financial Statements
SCHEDULE 5.7     --       Certain Litigation
EXHIBIT 1        --       Form of 5% convertible Subordinated Note
EXHIBIT 4.4      --       Form of Opinion of Special Counsel for the Company


                            BRIGHAM OIL & GAS, L.P.
                                5949 Sherry Lane
                                   Suite 1616
                              Dallas, Texas 75225

            5% Convertible Subordinated Notes due September 1, 2002

                                                                 August 24, 1995

RIMCO PARTNERS, L.P. II
RIMCO PARTNERS, L.P. III
RIMCO PARTNERS, L.P. IV
Suite 6875, 600 Travis St.
Houston, Texas 77002
("LENDERS")

Ladies and Gentlemen:

         Brigham Oil & Gas, L.P., a Delaware limited partnership (the "COMPANY"), agrees with you as follows:

1.       AUTHORIZATION OF NOTES.

         The Company will authorize the issue and sale of its 5% Convertible Subordinated Notes due September 1, 2002 in the aggregate principal amount of $16,000,000 (the "NOTES", such term to include any such note or notes issued in substitution therefor pursuant to Section 10 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by Lenders and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement; the word "or" is not exclusive; the word "including" means "including without limitation"; and "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

2.       SALE AND PURCHASE OF NOTES.

         Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 3 the Company will issue and sell a Note to each Lender and each Lender will purchase such Note from the Company at par, in the following stated principal amounts:

RIMCO PARTNERS, L.P. II          $ 5,584,000
RIMCO PARTNERS, L.P. III         $ 2,800,000
RIMCO PARTNERS, L.P. IV          $ 7,616,000

                 TOTAL           $16,000,000

3.       CLOSING.

         The sale and purchase of the Notes as contemplated in Section 2 above shall occur at the offices of Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, at 10:00 a.m., Dallas time, at a closing (the "CLOSING") on such Business Day on or prior to August 18, 1995 as may be agreed upon by the Company and Lenders (or on such day thereafter as the Company and Lenders may specify, but in no event later than September 30, 1995). At the Closing the Company will deliver to each Lender the Note to be purchased by such Lender, dated the date of the Closing and registered in such Lender's name (or in the name of such Lender's nominee), against delivery by such Lender to the Company or its order of immediately available funds in the principal amount thereof, by wire transfer of immediately available funds for the account of the Company to account number 0100134972 at Bank One Texas, N.A., ABA #111000614 (or by surrender of Prior Secured Notes or payments thereof, as the Company and the Lenders may agree). If at the Closing the Company shall fail to tender the Notes to Lenders as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled, Lenders shall, at Lenders' election, be relieved of all further obligations under this Agreement.

4.       CONDITIONS TO CLOSING.

         Lenders' obligation to purchase and pay for the Notes to be sold to Lenders at the Closing is subject to the fulfillment, prior to or at the Closing, of the following conditions:

4.1.     REPRESENTATIONS AND WARRANTIES.

         The representations and warranties of the Company in this Agreement shall be true and correct in all material respects at the time of the Closing.

4.2.     PERFORMANCE.

         The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated in Section 5.10).

4.3.     COMPLIANCE CERTIFICATES.

         (a) Officer's Certificate. The Company shall have delivered to Lenders an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.5 have been fulfilled.

         (b) Secretary's Certificate. The Company shall have delivered to Lenders a certificate from the Secretary or an Assistant Secretary of the Company or of the Managing General Partner, certifying as to (a) the partnership proceedings of the Company and the corporate proceedings of the Managing General Partner relating to the authorization, execution and delivery of the Notes, this Agreement and the Partnership Agreement Amendment, (b) the Agreement of Limited Partnership of the Company, as amended by the

Partnership Agreement Amendment, (c) the articles of incorporation and bylaws of the Managing General Partner, and (d) the incumbency of the officers of the Managing General Partner who are executing the Notes, this Agreement and the Partnership Agreement Amendment on behalf of the Company and the Managing General Partner.

4.4.     OPINION OF COUNSEL.

         Lenders shall have received an opinion, dated the date of the Closing from Thompson & Knight, P.C., counsel for the Company, in the form of Exhibit 4.4.

4.5.     AMENDMENT TO PARTNERSHIP AGREEMENT; PROCEEDINGS AND DOCUMENTS.

         The Partnership Agreement Amendment shall have been duly executed and delivered by each of the Company's partners. All partnership and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to Lenders and Lenders' special counsel, and Lenders and Lenders' special counsel shall have received all such counterpart originals or certified or other copies of such documents as Lenders or Lenders' special counsel may reasonably request.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to Lenders that:

5.1.     ORGANIZATION; POWER AND AUTHORITY.

         The Company is a limited partnership that is duly formed and validly existing under the laws of Delaware and is duly qualified as a foreign limited partnership in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the power and authority as a limited partnership to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.     AUTHORIZATION, ETC.

         This Agreement and the Notes have been duly authorized by all necessary action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.     DISCLOSURE.

         Except as disclosed to Lenders in writing, since December 31, 1994, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Lenders and their attorneys, accountants, and other advisors, prior to any issuance of the Notes, all documents and other information that they have requested relating to the Company, its operations, any investment in the Notes and any other matters requested by such persons; the Company has accorded Lenders and their advisors the opportunity to ask questions and receive answers from the Company (and its engineering, legal, accounting, and other advisors) to all of their questions concerning the Company, its operations, any investment in the Notes and such other matters raised by them and their advisors; and the Company has provided documents and responses to other questions only to the extent the Company possesses such information or documents or could acquire such without unreasonable effort or expense.

5.4.     FINANCIAL STATEMENTS.

         The Company has delivered to Lenders copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.4. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.5.     COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

         The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any liens, charges, security interests, pledges, assignments or other encumbrances in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, agreement of limited partnership, certificate of limited partnership, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.6.     GOVERNMENTAL AUTHORIZATIONS, ETC.

         No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.7.     LITIGATION; OBSERVANCE OF STATUTES AND ORDERS.

         (a) Except as disclosed in Schedule 5.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         (b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.8.     TITLE TO PROPERTY.

         The Company and its Subsidiaries have defensible title to their respective oil and gas properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.4 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), except for those defects in title that in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.9.     PRIVATE OFFERING BY THE COMPANY.

         Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than Lenders. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes by the Company to the registration requirements of Section 5 of the Securities Act.

5.10.    USE OF PROCEEDS.

         The Company will apply the proceeds of the sale of the Notes to retirement of the then outstanding principal balance of the 10% Secured General Obligation Notes (the "Prior Secured Notes") issued in accordance with the Note Purchase Agreement dated November 24, 1993, as amended. The remainder of the proceeds will be used for exploration activities, working capital and general corporate purposes.

6.       REPRESENTATIONS OF LENDERS.

6.1.     PURCHASE FOR INVESTMENT.

         Each Lender represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act. Each Lender represents that it is purchasing such Note for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof. Each Lender further acknowledges that (i) the Company has made available to it and its attorneys, accountants, and other advisors, prior to any issuance of the Notes, all documents and other information that they have requested relating to the Company, its operations, any investment in the Notes and any other matters requested by such persons; (ii) the Company has accorded it and its advisors the opportunity to ask questions and receive answers from the Company (and its engineering, legal, accounting, and other advisors) to all of their questions concerning the Company, its operations, any investment in the Notes and such other matters raised by it and its advisors; and (iii) the Company has provided documents and responses to other questions only to the extent the Company possesses such information or documents or could acquire such without unreasonable effort or expense. Each Lender further acknowledges that (i) the Notes have not been registered under the Securities Act or the securities laws of any state in reliance upon exemptions from the registration requirements of such laws predicated in part on the representations of Lenders contained in this Agreement; (ii) the Notes and any equity interests in the Company obtained upon conversion of the Notes cannot be transferred unless they are subsequently registered under the Securities Act or an exemption from such registration is available with respect to such transfer; (iii) Lenders cannot sell, transfer, or otherwise dispose of the Notes or any equity interests in the Company obtained upon conversion of the Notes in violation of the Securities Act or any applicable state securities laws or regulations; (iv) the Company's records may be marked to indicate such transfer restrictions; and (v) the Company may direct any transfer agent to enter a stock transfer order in its records with respect to the Notes or any equity interests in the Company obtained on conversion of the Notes in accordance with the foregoing.

7.       INFORMATION AS TO COMPANY.

7.1.     FINANCIAL AND BUSINESS INFORMATION.

         The Company shall maintain financial records for its business in accordance with good accounting practice and shall deliver to Lenders:

                 (a) Annual Statements -- within 90 days after the end of each fiscal year of the Company, audited financial statements of the Company for such fiscal year, which audited financial statements shall be prepared in accordance with GAAP, audited by Price Waterhouse, other independent certified accountants of recognized standing, or other independent certified accountants consented to by Lenders (which consent shall not be unreasonably withheld), and shall set forth, as of the end of and for such fiscal year, a profit and loss statement and a balance sheet of the Company, and such other information as, in the judgment of the Chief Executive Officer of the

         Company, shall be reasonably necessary for the Lenders to be advised of the financial status and results of operations of the Company.

                 (b) Quarterly Statements -- within 45 days after the end of the first, second and third fiscal quarters of the Company in each of its fiscal years, unaudited financial statements of the Company for the portion of the fiscal year then ending, which financial statements shall be prepared in accordance with GAAP (and certified by a Senior Financial Officer as having been so prepared) and shall set forth, as of the end of and for such portion of the fiscal year, a profit and loss statement and a balance sheet of the Company, and such other information as, in the judgment of the Chief Executive Officer of the Company, shall be reasonably necessary for the Lenders to be advised of the financial status and results of operations of the Company.

                 (c) Annual Engineering Report -- within 60 days after the end of each fiscal year of the Company, a reserve engineering report of the Company as of the end of such fiscal year, setting forth the estimated oil and gas reserves of the Company at such time and containing a calculation of the future net revenue from the production of such reserves and of the discounted present value thereof. Such reserve report shall be prepared by Cawley, Gillespie & Associates, Inc., other independent petroleum reserve engineers of recognized standing, or other independent petroleum reserve engineers consented to by Lenders (which consent shall not be unreasonably withheld).

                 (d) Requested Information -- such other reports and information as the Chief Executive Officer of the Company shall determine or as the Lenders shall reasonably request from time to time. Without limitation of the foregoing, all such requests by the Lenders for reports and information which any limited partner in the Company would be entitled to receive on request shall be deemed reasonable.

7.2.     MEETINGS.

         The Company shall permit the representatives of any Lender to visit the principal executive office of the Company upon reasonable advance notice and during normal business hours to discuss the affairs, finances and accounts of the Company with the Company's officers.

7.3.     ADDITIONAL CONVERTIBLE DEBT.

         The Company will not issue additional Indebtedness which is both (a) convertible into limited partnership interests of the Company, and (b) contractually subordinated to any Senior Obligations, unless such additional Indebtedness is also subordinated on substantially the same terms to the Notes (provided that such subordination to the Notes shall be junior in all respects to such subordination to such Senior Obligations).

8.       PREPAYMENT OF THE NOTES.

8.1.     PREPAYMENTS.

         (a) No payments or prepayments of principal are required on the Notes until September 1, 2002.

         (b) The Company may, at its option at any time after September 1, 1998, upon notice as provided below, prepay the Notes, in whole, at a price equal to the Principal Balance, plus the aggregate unpaid amount of Deferred Interest, plus, if the "Public Trading Condition" is not met as of the date of such prepayment, a Prepayment Penalty determined for such prepayment date. The Company will give Lenders written notice of any optional prepayment under this
Section 8.1 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, and during such period Lenders may, if they choose, exercise their conversion rights described in Section 11 hereof.

         For purposes hereof, the "Public Trading Condition" will be met as of any date if: (i) the Company shall have been reorganized as a corporation subject to federal income taxation under Subchapter C of the Internal Revenue Code of 1986, as amended; (ii) the Company shall have made an initial public offering of shares of its Common Stock pursuant to an effective registration statement under the Securities Act; (iii) at least 25% of the total number of shares of the Company's Common Stock outstanding as of such date shall be publicly owned and subject to public trading on the NASDAQ National Market System or a successor or equivalent registered interdealer quotation system or on a registered national securities exchange; (iv) the initial public offering price of the Company's shares of Common Stock or the Market Price of such shares during any thirty consecutive trading days thereafter shall have been at least equal to 125% of "RIMCO's Initial Value"; and (v) the shares of the Company's Common Stock that would be received by Lenders, upon conversion of the Notes in accordance with Section 11 hereof, may be sold by Lenders without restriction under the Securities Act pursuant to an effective registration statement filed under the Securities Act (or pursuant to any exception to registration enacted hereafter).

         For purposes hereof, "RIMCO's Initial Value" as of any date shall be an amount per share of Common Stock which is equal to (i) $800,000, divided by
(ii) the product of 1% times the total number of issued and outstanding shares of Common Stock of the Company outstanding as of such date.

         For purposes hereof, the "Market Price" of the shares of Common Stock of the Company as of any trading day shall mean (i) if the shares are listed or admitted to trading on any national securities exchange, the price obtained by taking the arithmetic mean of the high and low sales price of such shares on such trading day, or if no such sale takes place on such date, the average of the highest closing bid and lowest closing asked prices thereof on such date, in each case as officially reported on all national securities exchanges on which such shares are then listed or admitted to trading, or (ii) if no shares of Common Stock are then listed or admitted to trading on any national securities exchange, the highest closing price of such shares on such date in the over-the-counter market as shown by the NASDAQ national market system as reported by any member firm of the New York Stock Exchange selected by the Company.

         (c) The Company may, at is option, at any time after the occurrence of a "RIMCO Disapproval", prepay the Notes, in whole, at a price equal to the Principal Balance, plus the aggregate unpaid amount of Deferred Interest, plus a premium in an amount (expressed as a percentage of the Principal Balance) that corresponds to the calendar year in which the prepayment date occurs, as follows:

                 Year             Premium
                 ----             -------

                 1996             5.0%
                 1997             4.5%
                 1998             4.0%
                 1999             3.5%
                 2000             3.0%
                 2001             2.0%
                 2002             1.0%

         For purposes hereof, a "RIMCO Disapproval" shall be deemed to have occurred if (i) the "RIMCO Representative" (as defined in the Partnership Agreement Amendment) shall not have voted to approve any "RIMCO Decision" (as defined in the Partnership Agreement Amendment) which requires such RIMCO Representative's approval pursuant to Section 6.1(l) of the Company's partnership agreement, as added by the Partnership Agreement Amendment, and
(ii) to the extent approval by the Company's Management Committee is then required under the Company's partnership agreement, such RIMCO Decision shall have been approved by all of the other members of the Company's Management Committee.

8.2.     DEFERRED INTEREST.

         (a) On each Interest Payment Date the Company may, at its option, elect to borrow from Lenders (in proportion to their respective shares in the Principal Balance) an additional amount equal to forty percent (40%) of the interest then due and payable by the Company and use the amount so borrowed to pay such portion of the interest which is then due and payable. The amount of such borrowing shall constitute "Deferred Interest", and except to the extent the Company otherwise pays more than sixty percent (60%) of the interest due on the Notes on such Interest Payment Date, the Company shall be deemed to have borrowed such Deferred Interest from Lenders and to have applied such Deferred Interest to the payment of the interest then due on the Notes. No transfers of funds need take place in connection with any such deemed borrowing and payment.

         (b) The Company shall keep an account of the aggregate unpaid amount of all Deferred Interest (herein called the "Deferred Interest Account") and shall notify Lenders of the balance in the Deferred Interest Account within thirty days after each Interest Payment Date. The balance in the Deferred Interest Account at the close of business on each Interest Payment Date (i.e., the aggregate unpaid amount of Deferred Interest then outstanding) shall bear interest at the rate of five percent (5.0%) per annum, computed on the basis of a 360-day year of twelve 30-day months, which interest shall be due and payable on the next following Interest Payment Date. On such next following Interest Payment Date the Company may, at its option, elect to borrow from Lenders (in proportion to their respective shares in the Principal Balance) an amount equal to all of the interest which has accrued on the balance of the Deferred Interest Account and use the amount so borrowed to pay such interest. The amount of such borrowing shall constitute additional "Deferred Interest", and on such Interest Payment Date (except to the extent the Company otherwise pays any of the interest which has so accrued on the balance of the Deferred Interest Account) the Company shall be deemed to have borrowed such additional Deferred Interest from Lenders and to have applied such Deferred Interest to the payment of the interest then due on such balance in the Deferred Interest Account. No transfers of funds need take place in connection with any such deemed borrowing and payment.

         (c) As used in this Agreement, "Deferred Interest" means all of the items described above which constitute "Deferred Interest". The obligation of the Company to repay the Deferred Interest owing to each Lender shall be evidenced by such Lender's Note, and the aggregate unpaid amount of Deferred Interest shall be due and payable in full on September 1, 2002. As used in this Agreement, "Principal Balance" means the aggregate unpaid principal balance of the Notes at the time in question, excluding all Deferred Interest.

8.3.     ACCELERATION.

                 The Company shall have a grace period of two Business Days after any payment of interest becomes due under the Notes in which to make such payment. If, by the end of such grace period, the Company has failed to make such payment for any reason other than compliance with Section 9 hereof (or compliance with any subordination agreement contemplated under Section 9.6 hereof), the Company shall be deemed to be in default hereunder. Upon the occurrence of such a default, Lenders may give notice thereof to the Company demanding that such payment be made. If the Company shall fail to pay such interest within twenty Business Days after receiving such notice, then Lenders holding two-thirds (66-2/3%) in principal amount of the Notes then outstanding may, by notice to the Company (but only to the extent permitted under Section 9 hereof), declare all the Notes then outstanding to be immediately due and payable. Upon the Notes so being declared due and payable, the Notes will forthwith mature and the entire unpaid principal amount of the Notes plus all accrued and unpaid interest thereon shall all be immediately due and payable, without presentment, demand, or protest, all of which are hereby waived.

9.       SUBORDINATION.

9.1.     SUBORDINATION OF OBLIGATIONS.

         Lenders hereby expressly subordinate and make junior and inferior, to the extent provided for herein:

                 (i) all Subordinated Obligations owed to them and the payment and enforcement of such Subordinated Obligations, to

                 (ii) the Senior Obligations and the payment and enforcement of the Senior Obligations.

Whenever any Senior Obligations are outstanding, no Lender shall accept, receive or collect (by set-off or other manner) any payment or distribution on account of, or ask for or demand, directly or indirectly, any Subordinated Obligation, and the Company shall not make any such payment, if at the time of such payment or immediately after giving effect thereto, either:

         (a) the maturity of any Senior Obligations shall have been accelerated, and such acceleration shall continue without being rescinded and annulled; or

         (b) a Payment Default shall have occurred, and such default shall not have been cured or waived; or

         (c)     all of the following three conditions shall be satisfied:

                 (i) the Company and each Lender shall have received written notice (each a "Bar Notice") from any Senior Creditor of the occurrence of a Nonpayment Default, and

                 (ii) such Nonpayment Default shall not have been cured or waived, but no acceleration shall have occurred with respect to any Senior Obligations, and

                 (iii) not more than 180 days shall have elapsed after the date of receipt by each Lender of such Bar Notice;

provided, however, that no Lender shall be obligated to give effect to more than one Bar Notice during any period of 360 consecutive days. The Company shall resume payments in respect of the Subordinated Obligations or any judgment with respect thereto: (1) in the case of an acceleration referred to in subsection (a) of this section, upon the recision or annulment thereof following the cure or waiver of the events giving rise to such acceleration,
(2) in the case of a default referred to in subsection (b) of this section, upon the cure or waiver thereof, and (3) in the case of a Nonpayment Default referred to in subsection (c) of this section, upon the earlier to occur of the cure or waiver of such default or the expiration of the 180 day period referred to in subsection (iii) of such subsection.

9.2.     SUBORDINATION OF LIENS.

         Any liens, charges, security interests, pledges, assignments or other encumbrances at any time securing the Subordinated Obligations are hereby made, and will at all times whenever any Senior Obligations are outstanding be, subject, subordinate, junior and inferior in all respects to all liens, charges, security interests, pledges, assignments or other encumbrances securing the Senior Obligations.

9.3.     ASSETS WRONGLY RECEIVED.

         If any Lender receives any payment or distribution of any kind (whether in cash, securities or other property) in contravention of this Agreement, it shall hold such payment or distribution in trust for the Senior Creditors, shall segregate the same from all other cash or assets it holds, and shall promptly deliver the same to Senior Creditors in the form received by such Lender (together with any necessary endorsement) to be applied to or, at Senior Creditors' option held as collateral for, the payment or prepayment of the Senior Obligations.

9.4.     NO ACCELERATION OR INSTITUTION OF COLLECTION PROCEEDINGS.

         Whenever any Senior Obligations are outstanding, no Lender shall accelerate the Notes (pursuant to Section 8.3 hereof or otherwise) or collect or attempt to collect any part of the Subordinated Obligations -- whether through the commencement or joinder of an action or proceeding (judicial or otherwise) or an Insolvency Proceeding, the enforcement of any rights against any property of the Company (including any such enforcement by foreclosure, repossession or sequestration proceedings), or otherwise -- except when Majority Senior Creditors shall either request that Lenders join them in bringing any such proceeding or request that Lenders file claims in connection with any such proceeding. In addition, the Lenders may, within 90 days prior to the date on which legal action to collect the Notes would otherwise be barred by any applicable statute of limitations, commence an action to collect any payment due on the Notes, provided that (a) no such action shall be commenced if the Company shall have offered to enter into a tolling agreement (without conditions other than that such action not be commenced during the term thereof) which would be effective to prevent such bar and the Lenders shall have declined to do so, and (b) any recovery by Lenders in any such action shall be held in trust, segregated, and delivered to Senior Creditors as described in Section 9.3 hereof.

9.5.     INSOLVENCY PROCEEDINGS, POWER OF ATTORNEY.

         (a) Upon any distribution of all or any of the assets of the Company, upon the dissolution, winding up, liquidation or reorganization of the Company (whether or not in any Insolvency Proceeding), or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company, then any payment or distribution of any kind (whether in cash, securities or other property) which otherwise would be payable or deliverable upon or with respect to the Subordinated Obligations owed by the Company shall be paid and delivered directly to Majority Senior Creditors to be applied to or, at

Majority Senior Creditors' option held as collateral for, the pro rata payment or prepayment of all Senior Obligations.

         (b) During the pendency of any Insolvency Proceeding with respect to the Company, each Lender shall promptly execute, deliver and file any documents and instruments which Majority Senior Creditors may from time to time request in order to (i) file appropriate proofs of claim in respect of the Subordinated Obligations in such Insolvency Proceeding, (ii) instruct any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making any payment or distribution in such Insolvency Proceeding to make all payments which might otherwise be payable or deliverable in respect of the Subordinated Obligations directly to Majority Senior Creditors to be applied to or, at Majority Senior Creditors' option held as collateral for, the pro rata payment or prepayment of all Senior Obligations, and (iii) otherwise effect the purposes of this Agreement.

         (c) Cumulative of the foregoing, each Lender hereby grants to Majority Senior Creditors the express power and authority (which power and authority are coupled with an interest and shall be irrevocable) to do the following in the name of and on behalf of such Lender whenever any Senior Obligations are outstanding:

                 (i) to file appropriate claims (whether by proofs of claim or otherwise) in any Insolvency Proceeding and to take such other actions in such Insolvency Proceeding as may be necessary or desirable to prevent the waiver or release of any claims for Subordinated Obligations or to enforce the terms of this Agreement.

                 (ii) to prosecute and enforce such claims in such Insolvency Proceeding, to initiate and participate in other proceedings to enforce such Subordinated Obligations, and to collect and receive any and all such cash or other assets which may be paid on account of Subordinated Obligations in such Insolvency Proceeding or in any other proceeding.

                 (iii) to exercise any vote with respect to Subordinated Obligations which it may have in any Insolvency Proceeding.

Senior Creditors shall, however, have no duty to the Company or Lenders to exercise any of the foregoing power and authority, and Senior Creditors may do so or decline to do so in their sole and absolute discretion.

         (d) Lenders may, if Senior Creditors do not elect to do so, file proofs of claim in any Insolvency Proceeding with respect to the Company in order to prevent such claims being barred by failure to make a timely filing, but the prosecution of and collections on such claims shall be subject in all respects to the provisions of Section 9 of this Agreement.

9.6.     ADDITIONAL AGREEMENTS.

         Upon request of the Company, each Lender will enter into an agreement with the Company and any Senior Creditor or any agent, trustee or other representative of such Senior Creditor confirming and restating the subordination provisions of this Section 9 in any form reasonably requested by such Senior Creditor.

10.      REGISTRATION OF THE NOTES.

10.1.    REGISTRATION, TRANSFER.

         Each Note is a registered note, and the Company shall keep at its principal executive office a register for any transfer of any Note. At all times the Person in whose name the Note is so registered shall be deemed and treated as the owner and holder of the Note for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. As the original holders of the Notes, the Lenders named at the beginning of this Agreement (in this section called the "Original Lenders") are also receiving the associated Equity Rights. The Equity Rights may not be transferred without the prior written consent of the Company, nor may ownership of the Equity Rights be separated from ownership of the Note. Any transfer of any Note without the prior written consent of the Company shall, therefore, constitute an automatic surrender and termination of the Equity Rights to the Company, and neither the transferor of the Note nor the transferee of the Note shall have the Equity Rights in such circumstance. Notwithstanding the foregoing, however, and without any consent of the Company (a) each Original Lender may transfer all or any portion of any Note and a proportionate share of the Equity Rights to any Person which is controlling, controlled by, or under common control with such Original Lender or to a liquidating trust created to hold the assets of such Original Lender upon its dissolution, and (b) all of the Original Lenders may transfer all of the Notes and all of the Equity Rights to a corporation all of whose outstanding capital stock is owned by the Lenders or by the Lenders together with any future limited partnership that is managed by Resource Investors Management Company and whose purpose and investor profile is similar to the Lenders.

10.2.    REPLACEMENT OF NOTE.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of Lenders, notice from such Lender of such ownership and such loss, theft, destruction or mutilation), and

                 (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, (provided that such Lender or such Lender's nominee's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

                 (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at such Lender's expense shall execute and deliver, in lieu thereof, a new Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note.

11.      CONVERSION RIGHTS.

         Prior to maturity of the Notes, Lenders are permitted, at their election, to convert the Principal Balance and Deferred Interest of the Notes into a twenty percent (20%) equity interest in the Company in accordance with the terms and conditions of Section 4 of Amendment No. 3 to Agreement of Limited Partnership dated as of August 24, 1995 executed by Brigham Exploration Company, General Atlantic Partners III, L.P., GAP-Brigham Partners, L.P., Harold D. Carter, Craig Fleming, David T. Brigham and Jon L. Glass (the "Partnership Agreement Amendment").

12.      PAYMENTS ON NOTES.

         So long as a Lender or Lender's nominee shall be the Person in whose name a Note is registered in the register maintained by the Company, and notwithstanding anything contained in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by the method and at the address specified for such purpose below such Lender's name in Schedule A, or by such other reasonable method or at such other address as such Lender shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Lender shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office as most recently designated by the Company. Prior to any sale or other disposition of any Note held by a Lender or Lender's nominee such Lender will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note. The Company will afford the benefits of this Section to any direct or indirect transferee of any Note purchased by a Lender under this Agreement and that has made the same agreement relating to such Note as such Lender has made in this Section.

13.      EXPENSES, ETC.

         If, and only if, the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys' fees of Lenders' special counsel) incurred by Lenders in connection with the negotiation and execution of this Agreement and the Equity Rights.

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Lender of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by each Lender, regardless of any investigation made at any time by Lenders or on behalf of Lenders. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and the Partnership Agreement Amendment embody the entire agreement and understanding between Lenders and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

15.      AMENDMENT AND WAIVER.

15.1.    REQUIREMENTS.

         This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and Lenders holding sixty-six and two-thirds percent (66 2/3%) of the Principal Balance.

15.2.    BINDING EFFECT, ETC.

         Any amendment or waiver consented to as provided in this Section 15 applies to Lenders and is binding upon Lenders and upon the Company without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Lender nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Lender.

16.      NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                 (i) if to Lenders, at the address specified for such communications in Schedule A, or at such other address as such Lender shall have specified to the Company in writing, or

                 (ii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Craig Fleming, or at such other address as the Company shall have specified to Lender in writing.

Notices under this Section 16 will be deemed given only when actually received.

17.      CONFIDENTIAL INFORMATION.

         For the purposes of this Section, "CONFIDENTIAL INFORMATION" means information delivered to any Lender (or to the Lenders' representative on the Company's Management Committee) by or on behalf of the Company or any Subsidiary, in connection with the transactions contemplated by this Agreement or in connection with such representative's service on the Company's Management Committee, that is proprietary in nature, provided that such term does not include information that was publicly known to such Lender prior to the time of such disclosure or subsequently becomes publicly known through no act or omission by such Lender or any person acting on such Lender's behalf. Each Lender will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Lender in good faith to protect confidential information of third parties delivered to such Lender, provided that each Lender may deliver or disclose:

                 (a) the engineering reports and financial statments described in Section 7.1(a), (b), and (c) hereof to (i) such Lender's directors, officers, employees, agents, attorneys, limited partners and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Lender's Note),
         (ii) such Lender's financial advisors and other professional advisors who agree to hold confidential such engineering reports and financial statements substantially in accordance with the terms of this Section 17, (iii) any other holder of a Note, (iv) any Person to which such Lender sells or offers to sell such Note or any participation therein (if such Person has agreed in writing prior to its receipt of such engineering reports and financial statements to be bound by the provisions of this Section 17), (v) any federal or state regulatory authority having jurisdiction over such Lender, to the extent required to effect compliance with any law, rule, regulation or order applicable to such Lender, or (vi) in response to any subpoena or other legal process; and

                 (b) any other Confidential Information (whether received pursuant to Section 7.1(d) or otherwise) to those limited partners of such Lender that (i) have executed a confidentiality agreement in form and substance reasonably satisfactory to the Managing General Partner and (ii) are either institutional investors or investors who are not engaged in any material respect in the oil and gas business.

Each Lender, by its acceptance of its Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 17. On reasonable request by the Company in connection with the delivery to any Person of information permitted to be delivered to such Person under subsection (a) of this Section 17, such Person will enter into an agreement with the Company embodying the provisions of this Section 17.

18.      MISCELLANEOUS.

18.1.    SUCCESSORS AND ASSIGNS.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of any Note) whether so expressed or not.

18.2.    PAYMENTS DUE ON NON-BUSINESS DAYS.

         Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal, premium, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

18.3.    SEVERABILITY.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

18.4.    CONSTRUCTION.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

18.5.    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

18.6.    GOVERNING LAW.

         This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

18.7.    LIMITATION ON INTEREST.

          Lenders and the Company intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained herein, in the Notes, or in the Partnership Agreement Amendment shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither the Company nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation owed hereunder or under the Notes shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of this Agreement, the Notes and the Partnership Agreement Amendment which may be in conflict or apparent conflict herewith. If any Lender or any other holder of any or all of the Obligations hereunder or under any Note shall collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of such Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender's or holder's option, promptly returned to the Company or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Lenders and the Company (and any other payors thereof) shall to the greatest extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of this Agreement and the Notes in accordance with the amounts outstanding from time to time hereunder and thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Texas Revised Civil Statutes Annotated article 5069-1.04, that ceiling shall be the indicated rate ceiling. As used in this section the term "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.





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
18.8.    JURISDICTION AND VENUE.

         The Company and the Lenders hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of Texas and of the United States of America located in Harris County, Texas, for any actions, suits or proceedings arising out of or relating to this Agreement, the Notes or the transactions contemplated hereby (and each agrees not to commence any action, suit or proceeding relating thereto except in such courts) and the Company and the Lenders further agree that service of process, summons, notice of document by U.S. registered mail to the address of each set forth herein shall be effective service of process for any action, suit or proceeding brought against any of them in any such court. The Company and the Lenders hereby irrevocably and unconditionally waive any objection to the choice of forum or laying of venue of any action, suit or proceedings arising out of this agreement or the transactions contemplated thereby, in the courts of the State of Texas or the United States of America located in Harris County, Texas and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The choice of forum and laying of venue as set forth in this Section 18.8 was negotiated in good faith by the Company and the Lenders and is a significant term of the bargain between the Company and Lenders governed by this Agreement.

18.9. JURY TRIAL WAIVED.

         THE COMPANY AND THE LENDERS HEREBY AGREE THAT THEY SHALL AND HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR AT EQUITY, BROUGHT BY EITHER OF THEM, OR IN ANY MATTER WHATSOEVER WHICH ARISES OUT OF OR IS CONNECTED IN ANY WAY WITH THIS AGREEMENT.

                             *    *    *    *    *

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between each Lender and the Company.

                                        Very truly yours,

                                        BRIGHAM OIL & GAS, L.P.

                                        By: Brigham Exploration Company,
                                            Managing General Partner


                                        By:/s/ ANNE L. BRIGHAM
                                           ---------------------
                                           Anne L. Brigham, Executive
                                           Vice President
The foregoing is hereby
agreed to as of the
date thereof.

RIMCO PARTNERS, L.P. II
RIMCO PARTNERS, L.P. III
RIMCO PARTNERS, L.P. IV

By:      Resource Investors Management
         Company Limited Partnership, the
         General Partner of each Lender

         By:  RIMCO Associates, Inc.,
              its General Partner


                 By:/s/ GARY J. MILAVEC
                    --------------------------------------
                    Gary J. Milavec, Vice President





                                       21